Exhibit 99.2

InfoSpace, Inc.

Reconciliation of Preliminary Condensed Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except per share data)

	Three months ended December 31, 2009			Year ended December 31, 2009
	Preliminary	Adjustments	Revised Preliminary	Preliminary	Adjustments	Revised Preliminary
Revenues	$70,457	$—	$70,457	$207,646	$—	$207,646
Operating expenses:
Content and distribution	47,791	—	47,791	126,493	—	126,493
Systems and network operations	2,483	—	2,483	9,703	—	9,703
Product development	1,401	—	1,401	5,617	—	5,617
Sales and marketing	6,603	—	6,603	25,379	—	25,379
General and administrative	4,134	—	4,134	23,586	—	23,586
Depreciation and amortization	1,812	—	1,812	7,252	—	7,252

Total operating expenses	64,224	—	64,224	198,030	—	198,030

Operating income	6,233	—	6,233	9,616	—	9,616
Gain (loss) on investments, net	302	—	302	(4,714)	—	(4,714)
Other income, net	1,137	—	1,137	2,682	—	2,682

Income from continuing operations before income taxes	7,672	—	7,672	7,584	—	7,584
Income tax benefit (expense)	2,431	(2,361)	70	2,180	(2,361)	(181)

Net income	$10,103	$(2,361)	$7,742	$9,764	$(2,361)	$7,403

Net income per share - Basic	$0.29	$(0.07)	$0.22	$0.28	$(0.07)	$0.21

Net income per share - Diluted	$0.28	$(0.07)	$0.21	$0.28	$(0.07)	$0.21

Weighted average shares outstanding used in computing:
Basic net income per share	35,094		35,094	34,983		34,983
Diluted net income per share	36,112		36,112	35,431		35,431

InfoSpace, Inc.

Reconciliation of Preliminary Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	December 31, 2009
	Preliminary	Adjustments	Revised Preliminary
ASSETS

Current assets:
Cash and cash equivalents	$83,750	$—	$83,750
Short-term investments, available-for-sale	142,647	—	142,647
Accounts receivable, net	28,466	—	28,466
Notes and other receivables	2,953	—	2,953
Prepaid expenses and other current assets	2,526	—	2,526

Total current assets	260,342	—	260,342

Property and equipment, net	12,315	—	12,315
Goodwill	44,815	—	44,815
Other intangible assets, net	457	—	457
Other long-term assets	4,287	—	4,287

Total assets	$322,216	$—	$322,216

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,736	$—	$6,736
Accrued expenses and other current liabilities	34,131	—	34,131

Total current liabilities	40,867	—	40,867

Other long-term liabilities	1,514	—	1,514

Total liabilities	42,381	—	42,381

Stockholders’ equity:
Common stock	4	—	4
Additional paid-in capital	1,301,306	2,361	1,303,667
Accumulated deficit	(1,022,815)	(2,361)	(1,025,176)
Accumulated other comprehensive income	1,340	—	1,340

Total stockholders’ equity	279,835	—	279,835

Total liabilities and stockholders’ equity	$322,216	$—	$322,216

InfoSpace, Inc.

Reconciliation of Preliminary Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)

	Year Ended December 31, 2009
	Preliminary	Adjustments	Reclassification(1)	Revised Preliminary
Operating activities:
Net income	$9,764	$(2,361)	$—	$7,403
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on investments, net	4,714	—	—	4,714
Stock-based compensation	10,568	—	—	10,568
Depreciation and amortization	7,252	—	—	7,252
Loss on disposals of property and equipment	642	—	—	642
Deferred income taxes	(2,521)	—	5,335	2,814
Excess tax benefits from stock-based award activity	4,568	(5,175)	—	(607)
Other	377	—	—	377
Cash provided (used) by changes in operating assets and liabilities:
Accounts receivable	(13,043)	—	—	(13,043)
Notes and other receivables	(2,104)	—	—	(2,104)
Prepaid expenses and other current assets	(759)	—	—	(759)
Other long-term assets	712	—	—	712
Accounts payable	641	—	—	641
Accrued expenses and other current and long-term liabilities	13,310	2,361	(5,335)	10,336

Net cash provided by operating activities	34,121	(5,175)	—	28,946

Investing activities:
Business acquisition, net of cash acquired	(395)	—	—	(395)
Purchases of property and equipment	(2,435)	—	—	(2,435)
Other long-term assets	(50)	—	—	(50)
Proceeds from the sale of assets	623	—	—	623
Proceeds from sales and maturities of investments	196,856	—	—	196,856
Purchases of investments	(190,178)	—	—	(190,178)

Net cash provided by investing activities	4,421	—	—	4,421

Financing activities:
Proceeds from stock option exercises and issuance of stock through employee stock purchase plan	404	—	—	404
Repayment of capital lease obligations	(564)	—	—	(564)
Excess tax benefits from stock-based award activity	(4,568)	5,175	—	607

Net cash used by financing activities	(4,728)	5,175	—	447

Net increase in cash and cash equivalents	33,814	—	—	33,814

Cash and cash equivalents:
Beginning of period	49,936	—	—	49,936

End of period	$83,750	$—	$—	$83,750

(1)	Reclassification of clerical error unrelated to the non-cash error identified in the income tax provision.